Exhibit 99.B(d)(102)

Form of Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Security Capital Research & Management Incorporated

As of May 14, 2002, as amended July 1, 2003 and September      , 2006

Pursuant to Article 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Small Cap Fund	X.XX	%

Agreed and Accepted:

SEI Investments Management Corporation	Security Capital Research & Management Incorporated

By:	By:

Name:	Name:

Title	Title: